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                                                                     EXHIBIT 4.2
                          RELEASENOW.COM CORPORATION

                             AMENDED AND RESTATED

                          INVESTORS' RIGHTS AGREEMENT



                               January 28, 2000
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                          RELEASENOW.COM CORPORATION

                AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

          THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this "Agreement") is entered into to be effective as of January 28, 2000 by and among ReleaseNow.com Corporation, a Delaware corporation (the "Company"), and those holders of the Company's Preferred Stock (or warrants to purchase Preferred Stock) whose names are set forth on Exhibit A hereto (collectively, the
                                    ---------
"Investors").

          A. The Company, and certain of the Investors have entered into an Amended and Restated Investor Rights Agreement dated as of December 30, 1999 (the "Prior Rights Agreement") and amended.

          B. The Company and the Investors desire to amend and restate in its entirety the Prior Rights Agreement to, among other things, modify the terms of the right of first offer with respect to certain international ventures that was granted to Draper Fisher Jurvetson ePlanet Ventures, L.P. ("ePlanet") in the Prior Rights Agreement; correct typographical errors in the right of first offer granted to Investors in the Prior Rights Agreement; provide that, if the underwriters of the Company's proposed initial public offering exercise their over-allotment option in such offering, Matthew Klein (and no others) may sell a portion of the Common Stock to be sold in the over-allotment option; exclude from the anti-dilution and right of first offer provisions provided to holders of Preferred Stock in the Company's Certificate of Incorporation and the Prior Rights Agreement (and its predecessor agreements), respectively, the issuance on January 26, 2000 of 189,080 shares of Common Stock to a former employee in settlement of a dispute regarding his claimed equity ownership in the Company; correct the definition of Registrable Securities to include a warrant for Series F Preferred Stock issued by the Company to Comdisco, Inc.; correct a typographical error in the Prior Rights Agreement (and its predecessor agreements) misidentifying one of those predecessor agreements in order to ensure that each of the predecessor agreements, including the misidentified predecessor agreement, have been superceded by this Agreement ; and to provide notice of the Company's proposed initial public offering pursuant to Section 2.3 of the Prior Rights Agreement and this Agreement.

          NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the Prior Rights Agreement is hereby amended and restated to read in full as follows:

1.  Amendment.
    ---------

1.1  Procedure.  Except as expressly provided herein, neither this Agreement nor
     ---------
any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought. Notwithstanding the foregoing, any provision of this Agreement (except as set forth herein) may be amended, waived, discharged or terminated upon the written consent of the Company and the holders of at least seventy percent (70%) of the outstanding

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Registrable Securities (as defined below), determined on an as-converted basis.
Each holder of Registrable Securities acknowledges that the holders of at least seventy percent (70%) of the outstanding Registrable Securities will thereby have the right and power to diminish or eliminate all rights of the Investors pursuant to this Agreement, without liability to any Investors; provided,
                                                                --------
however, that no amendment to Section 2.13 ("Market Stand-off" Agreement) which
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adversely affects any holder of Registrable Securities may be made without such holder's prior written consent thereto. The Company and the Investors hereby acknowledge that this Agreement amends and restates, replaces and supersedes the Prior Rights Agreement in its entirety.

1.2  Rights of Holders.  Each holder of Registrable Securities (as defined
     -----------------
below) shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

2.  Registration Rights.
    -------------------

2.1  Definitions.  As used in this Agreement:
     -----------

               (a) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Securities Act") and the subsequent declaration or ordering of the effectiveness of such registration statement.

               (b) The term "Registrable Securities" means:

                     (i) The shares of Common Stock issuable or issued upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock of the Company (the "Preferred Stock"); and

                     (ii) With respect to all sections of this Agreement, except for Section 3 and Section 4, the shares of Common Stock issuable or issued upon conversion of the shares of (x) Series A Preferred Stock and Series B Preferred Stock to be issued upon exercise of warrants issued by the Company to Venture Lending & Leasing, Inc., (y) Series C Preferred Stock to be issued upon exercise of warrants issued by the Company to Imperial Bank and (z) Series D Preferred Stock and Series F Preferred Stock to be issued upon exercise of warrants issued by the Company to Comdisco, Inc.; and

                     (iii) Any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Preferred Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned; provided, however that Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the

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"Securities Act") under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

          (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock or other securities outstanding which are, and the number of shares of Common Stock or other securities issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

          (d) The term "Holder" means any holder of outstanding Registrable Securities who, subject to the limitations set forth in Section 2.12 below, acquired such Registrable Securities in a transaction or series of transactions not involving any registered public offering.

          (e) The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the United States Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

2.2  Requested Registration.
     ----------------------

          (a) If the Company shall receive at any time after the earlier of (i) May 4, 2001 or (ii) six months after the effective date of a Qualified IPO (as defined in Article IV, Section 3(b) of the Company's Amended and Restated Certificate of Incorporation) (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or to an SEC Rule 145 transaction), a written request from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act for the sale of at least twenty percent (20%) of such Holder's Registrable Securities (or a lesser percentage if the anticipated gross proceeds of such sale exceed $10,000,000), the Company shall notify within ten (10) days of receipt thereof, in writing, all Holders of Registrable Securities of such request, and shall use its best efforts to effect as soon as practicable the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within fifteen
(15) days from receipt of such notice by the Company in accordance with Section 5.6.

          (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this
Section 2.2, if the underwriter advises the Initiating Holders in writing that marketing factors

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require a limitation of the number of shares to be underwritten, then the
Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities shall not be reduced unless all other securities are first entirely excluded from the underwriting.

          (c) The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2. At any time before the registration statement covering Registrable Securities becomes effective, the holders of a majority of such shares may request the Company to withdraw or not to file the registration statement. In that event, if such request of withdrawal shall have been caused by, or made in response to, the material adverse effect of an event occurring subsequent to the date the request was made pursuant to Section 2.2(a) on the business, properties, condition, financial or otherwise, or operations of the Company, the Holders shall not be deemed to have used one of their demand registration rights under this Section 2.2.

          (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12)-month period.

2.3  Company Registration.  If (but without any obligation to do so) the Company
     --------------------
proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating either to the sale of securities to participants in a Company stock option, stock purchase or similar plan or to an SEC Rule 145 transaction, or a registration on any form which does not include substantially similar information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty-five (25) days from receipt of such notice by the Company in accordance with Section 5.6, the Company shall, subject to the provisions of
Section 2.7, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.
The Company shall not grant any Company registration rights superior to the rights contained in this Section 2.3 without the consent of the holders of at least seventy percent (70%) of the Registrable Securities then outstanding.

2.4  Obligations of the Company.  Whenever required under this Section 2 to
     --------------------------
effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become

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effective, and, upon the request of the Holders of a majority of the Registrable
Securities registered thereunder, keep such registration statement effective for one hundred twenty (120) days, or such shorter period ending when all shares covered thereby have been sold.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such reasonable numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities.

2.5  Furnish Information.  It shall be a condition precedent to the obligations
     -------------------
of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the

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Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

2.6  Expenses of Requested Registration and Company Registration.  All expenses
     -----------------------------------------------------------
other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.2 and 2.3, including (without limitation), all registration, filing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders selected by them shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses) unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one of the requested registrations pursuant to Section 2.2.

2.7  Underwriting Requirements.  In connection with any offering involving an
     -------------------------
underwriting of shares being issued by the Company, the Company shall not be required under Section 2.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and approved by the Company's Board of Directors, and then only in such quantity as will not, in the opinion of the underwriters, adversely affect the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe would not adversely affect the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not adversely affect the success of the offering (the securities so included to be apportioned first to the Company, then pro rata among the selling Holders according to the total amount of Registrable Securities entitled to be included therein owned by each selling Holder and then to all other selling stockholders, or in such other proportions as shall mutually be agreed to by such selling stockholders); provided, however, that in no event shall the amount of securities of the selling Holders included in the offering be reduced below 30% of the total amount of securities included in such offering, unless such offering is the Company's initial public offering in which case the selling Holders may be excluded if the managing underwriter makes the determination described above and no securities other than those of the Company or Matthew Klein are included; and provided further, that with respect to the Qualified IPO, Investors who invested less than $20,000 in the Company's Preferred Stock may be excluded from such registration. For purposes of the first parenthetical in the preceding sentence concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners, affiliated partnerships, and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

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2.8  No Delay of Registration.  No Holder shall have any right to obtain or seek
     ------------------------
an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9  Indemnification.  In the event any Registrable Securities are included in a
     ---------------
registration statement under this Section 2:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law; and the Company will pay, as incurred, to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (such consent not to be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs (i) in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person or (ii) as a result of any use or delivery by such Holder, underwriter or controlling person of a prospectus other than the most current prospectus made available to such Holder, underwriter or controlling person by the Company.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs (i) in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration or (ii) as a result of any use or delivery by such Holder, underwriter or controlling person of a prospectus other than the most current prospectus made

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available to such Holder, underwriter or controlling person by the Company; and
each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (such consent not to be unreasonably withheld) and provided further, that, in no event shall any indemnity under this subsection 2.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

          (c) Promptly after receipt by an indemnified party under this Section
2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9 (to the extent of such prejudicial effect), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

          (d) No indemnifying party, in the defense of any claim arising out of a Violation shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and, in the event the terms of such judgment or settlement include any term other than the payment by the indemnifying party of money damages, the indemnifying party shall not so consent or enter into such a settlement without the consent of each indemnified party (which will not be unreasonably withheld) whether or not the terms thereof include such a release.

          (e) The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.10  Reports Under Securities Exchange Act of 1934.  With a view to making
      ---------------------------------------------
available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

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          (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the date that the Company becomes subject to the periodic reporting requirements of the 1934 Act;

          (b) Take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

          (c) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

          (d) Furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after the date that the Company becomes subject to the periodic reporting requirements of the 1934 Act), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.11 Form S-3 Registration.  In case the Company shall receive from any Holder
     ---------------------
or Holders of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) Promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

          (b) As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.11, (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts and commissions) of less than $3,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the

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Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.11; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) if the Company has completed its Qualified IPO within 180 days of the Company's receipt of the request for the Form S-3 registration; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. Notwithstanding anything to the contrary herein, the Company shall not be obligated to effect more than two registrations pursuant to this Section 2.11 in any twelve (12) month period.

          (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 2.11, including (without limitation) all registration, filing, qualification, printer's and accounting fees and counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them, shall be borne by the Company. Registrations effected pursuant to this Section 2.11 shall not be counted as requests for registration or registrations effected pursuant to Section 2.2 or 2.3.

2.12  Assignment of Registration Rights.  The rights to cause the Company to
      ---------------------------------
register Registrable Securities pursuant to this Section 2 may only be assigned by a Holder to a transferee who acquires at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for any stock split, reverse stock split, stock dividend, recapitalization or similar transaction) or all of such Holder's shares, if less, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. The foregoing 100,000 share limitation shall not apply, however, to transfers by Investors to affiliated partnerships or to constituent affiliates, or constituent partners (including any constituent of a constituent) of the Investors (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) if all such transferees or assignees agree in writing to be bound by the terms of this Agreement and appoint a single representative as their attorney in fact for the purpose of receiving any notices and exercising their rights under this Section 2.

2.13  "Market Stand-Off" Agreement.  Each Investor hereby agrees that during the
      ----------------------------
one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act in connection with the Company's initial public offering of equity securities, it shall not, to the extent requested by the Company and the Company's underwriter, sell, offer to sell, or otherwise transfer or dispose of any Registrable Securities held by it at any time during such period except Common Stock included in such registration. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Investors (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder agrees to execute the form of such market stand-off agreement as may be requested by the underwriters, provided that such form is no more restrictive than the terms herein.

2.14  Termination of Registration Rights.  No Holder shall be entitled to
      ----------------------------------
exercise any right provided for in this Agreement (a) after five (5) years following the closing of the initial public offering (other than an offering relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) or (b) at such time following the Company's initial public offering and for so long as such Holder may sell all of such Holder's Registrable Securities in any single three (3)-month period pursuant to Rule 144 (or such successor rule as may be adopted).

3.   Additional Rights.
     -----------------

3.1  Right of First Offer.  The Company hereby grants to each Investor a right
---  --------------------
of first offer with respect to future sales by the Company of its New Securities (as hereinafter defined). Each Investor shall be entitled to apportion the right of first offer hereby granted among itself and its partners, stockholders and affiliates in such proportions as it deems appropriate. Issuances of securities of any subsidiary of the Company are not subject to this right.

          (a) In the event the Company proposes to issue New Securities, except in connection with the offer and sale of the Series F Preferred Stock, which notice is hereby waived, it shall give each Investor written notice (the "Notice") of its intention stating (i) a description of the New Securities it proposes to issue, (ii) the number of shares of New Securities it proposes to offer, (iii) the price per share at which, and other terms on which, it proposes to offer such New Securities and (iv) the number of shares that the Investor has the right to purchase under this Section 3.1, based on the Investor's Percentage (as defined below).

          (b) Within fifteen (15) days after the Notice is given (in accordance with Section 5.6), each Investor may elect to purchase, at the price and on the terms specified in the Notice, up to the number of shares of the New Securities proposed to be issued that the Investor has the right to purchase as specified in the Notice. An election to purchase shall be made in writing and must be given to the Company within such 15-day period (in accordance with Section 5.6). The closing of the sale of New Securities by the Company to the participating Investors upon exercise of its rights under this Section 3.1 shall take place simultaneously with the closing of the sale of New Securities to third parties.

          (c) The Company shall have ninety (90) days after the last date on which the Investors' right of first offer under this Section 3.1 lapsed to enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within forty-five (45) days from the execution thereof) to sell the New Securities which the Investors did not elect to purchase under this Section 3.1, at or above the price and upon terms not more favorable to the purchasers of such securities than the terms specified in the initial Notice given in connection with such sale. In the event the Company has not entered into an agreement to sell the New Securities within such ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within forty-five (45) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors in the manner provided in this Section 3.1.

          (d) (i) "New Securities" shall mean any shares of, or securities convertible into or exercisable for any shares of, any class of the Company's capital stock; provided that "New

Securities" does not include: (A) shares of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, to be issued concurrently with or within sixty (60) days after the execution of this Agreement, or the Common Stock issuable upon conversion of any such Preferred Stock; (B) securities issued pursuant to the Board approved acquisition of another business entity by the Company by merger, purchase of substantially all of the assets of such entity, or other reorganization whereby the Company owns at least a majority of the voting power of such entity; (C) all shares of Common Stock issued and outstanding as of the date hereof (other than any shares of Common Stock issued to Matthew Klein, Mark Benning, Timothy Hall and Li An pursuant to Restricted Stock Purchase Agreements dated March 30, 1996 and February 10, 1996, that have been repurchased by the Company), (D) shares of Common Stock and/or options to purchase Common Stock issued pursuant to any arrangement approved by the Board of Directors to employees, officers and directors of, or consultants of the Company or any subsidiary; (E) Common Stock issuable upon exercise of any options excluded pursuant to subsection (D) of this paragraph, (F) shares of the Company's Common Stock or Preferred Stock of any series issued in connection with any stock split, stock dividend or recapitalization of the Company; (G) Common Stock issued upon exercise of warrants, options or convertible securities if the issuance of such warrants, options or convertible securities was subject to the right of first offer granted under this Section 3.1; (H) capital stock or warrants or options for the purchase of shares of capital stock issued by the Company to financial institutions or lessors in connection with the extension of credit to the Company or the purchase financing of personal property by the Company; (I) securities issued in any public offering; (J) shares of the Company's Common Stock or Preferred Stock issued in connection with strategic corporate partnerships or joint ventures; and (K) 189,080 shares of Common Stock issued to a former employee on January 26, 2000 in settlement of a dispute with the Company related to his claimed equity ownership in the Company.

          (ii) The applicable "Percentage" for the Investors shall be computed as follows:

                    (1) if the proposed sale of New Securities results in gross proceeds to the Company of less than or equal to one million dollars ($1,000,000), the Investors shall be entitled to purchase all or any portion of such New Securities, with each Investor's portion of the New Securities determined by multiplying the number of shares of New Securities being offered by a fraction whose numerator is (A) the total number of shares of Common Stock owned by such Investor (assuming conversion of all shares of Preferred Stock) and whose denominator is (B) the total number of shares of Common Stock issued or issuable upon conversion of all of the shares of Preferred Stock of all Investors participating in the right of first offer.

                    (2) if the proposed sale of New Securities results in gross proceeds to the Company of more than one million dollars ($1,000,000), the applicable percentage shall be the number of shares of New Securities multiplied by a fraction whose numerator is (A) the total number of shares of Registrable Securities owned by the Investor and whose denominator is
     (B) all of the Company's Common Stock then outstanding plus all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock.

3.2  International Financings.  In the event the Company directly or indirectly
     ------------------------
sells equity securities or securities convertible into or exercisable for equity securities ("New International Shares") of an entity through which the Company will directly or indirectly conduct its business in Europe or Asia (an "International Entity") in a transaction effected for financing purposes:

     (a) the Company shall give ePlanet written notice (the "ePlanet Notice") of the intention of the International Entity to offer such New International Shares stating (i) a reasonably detailed description of the New International Securities it proposes to issue; (ii) the number of shares of New International Securities it proposes to issue; (iii) the price per share at which, and other material terms on which, it proposes to offer such New International Shares and
(iv) the contact information for the International Entity.

     (b) Within fifteen (15) days after the ePlanet Notice is given (in accordance with Section 5.6), ePlanet may elect to purchase, at the price and on the terms specified in the ePlanet Notice, up to 40% of such equity securities. An election to purchase shall be made in writing and must be given to the Company and to the International Entity within such fifteen (15) day period (in accordance with Section 5.6 and, for the International Entity, at the address specified in the ePlanet Notice). The closing of the sale of New International Shares by the Company to ePlanet upon exercise of its rights under this Section
3.2 shall take place simultaneously with the closing of the sale of New International Securities to third parties.

     (c) The International Entity shall have ninety (90) days from the date on which ePlanet's right of first offer under this Section 3.2 lapsed to enter into an agreement (pursuant to which the sale of New International Shares covered thereby shall be closed, if at all, within forty-five (45) days from the date of execution thereof) to sell the New International Shares which ePlanet did not elect to purchase under this Section 3.2, at or above the price and upon terms not more favorable to the purchasers of such securities than the terms specified in the initial ePlanet Notice given in connection with such sale. In the event the International Entity has not entered into an agreement to sell the New International Shares within such ninety (90) day period (or sold and issued the New International Shares in accordance with the foregoing within forty-five (45) days from the date of the purchase agreement), the Company shall cause the International Entity to not issue or sell any New International Shares without first offering such New International Shares to ePlanet in the manner provided in this Section 3.2.

     (d) "New International Securities" shall mean any shares, or securities convertible into or exercisable for any shares of, any class of the International Entity's capital stock; provided that "New International Securities" does not include: (A) securities issued by the International Entity pursuant to an acquisition of another business entity or another business entity's property, assets or technology; (B) shares of common stock (or its equivalent) of the International Entity ("International Common Stock") and/or options to purchase International Common Stock issued pursuant to any plan or arrangement approved by the board of directors (or its equivalent) of the International Entity to employees, officers, directors or consultants of the International Entity, its parent or any subsidiary; (C) International Common Stock issuable upon exercise of options to purchase International Common Stock;
(D) shares of International Common Stock or preferred stock (or its equivalent) of the International Entity ("International Preferred Stock") issued in connection with any stock split, stock dividend or recapitalization of the International Entity; (E) International Common Stock or International Preferred Stock issued upon exercise of warrants, options or convertible securities if the issuance of such warrants, options or convertible securities was subject to the right of first offer granted under this Section 3.2; (F) International Common Stock or International Preferred Stock or warrants or options for the purchase of shares of International Common Stock or International Preferred Stock issued by the International Entity to financial institutions or lessors in connection with the extension of credit to the International Entity or any parent or subsidiary or the purchase financing of personal property by the International Entity; (G) securities issued in any public offering of the International Entity; (H) shares of International Common Stock or International Preferred Stock issued in connection with strategic corporate partnerships or joint ventures.

3.3  Termination.
     -----------

     (a) The right of first refusal granted under Section 3.1 shall not apply to and shall expire upon the closing of the Company's initial public offering, provided that all shares of the Company's Preferred Stock are converted into shares of Common Stock prior to or in connection with such offering.

     (b) The right of first refusal granted under Section 3.2 shall not apply to and shall expire upon the earliest to occur of: (i) the closing of the International Entity's initial public offering; (ii) the first date that ePlanet ceases to hold more than 40% of the Series F Preferred Stock or shares of Common Stock issuable upon conversion of the Series F Preferred Stock of the Company purchased by it on December 30, 1999; (iii) a sale of all or substantially all of the assets of the International Entity; (iv) a sale of all or substantially all of the assets of the Company; (v) the consummation of a merger or other series of transactions in which the holders of capital stock of the International Entity immediately prior to such transaction(s) cease to own more than 50% of the voting power of the International Entity or the surviving entity; or (vi) the consummation of a merger or other series of transactions in which the holders of capital stock of the Company immediately prior to such transactions(s) cease to own more than 50% of the voting power of the Company or the surviving entity.

3.4  Assignment.
     ----------

     (a) The right of first offer under Section 3.1 may be assigned by an Investor to (i) a transferee or assignee of such Investor's shares acquiring at least 250,000 shares of the Investor's shares of the Company's Common Stock (treating all shares of Preferred Stock for this purpose as though converted into Common Stock and as appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or similar transactions) or, if less, all of the Investor's remaining shares of the Company's stock, or (ii) a transferee or assignee of the Investor's shares that is a constituent affiliate, or constituent partner (including any constituent of a constituent) of the Investor (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) or a partnership that is affiliated with the transferring Investor, if all such transferees or assignees appoint a single representative as their attorney in fact for the purpose of receiving any notices and exercising their rights under this Section 3. It shall be a condition to any transfer or assignment pursuant to this Section 3.4, that the Company shall be, within ninety (90) days following such transfer, furnished with written notice of the name and address of such transferee, and such transferee agrees in writing to be bound by the terms of this Agreement.

     (b) The right of first offer under Section 3.2 may be assigned by ePlanet only to its affiliated entities. Any other assignment is prohibited and, at the option of the International Entity, may be deemed null and void.

3.5  Control of International Entity.
     -------------------------------

     (a) Notwithstanding anything to the contrary herein, ePlanet shall not by any means, including but not limited to purchases from the International Entity or transfers from third parties, acquire more than 49% of the capital stock of the International Entity on a fully-diluted basis (assuming exercise of all securities of the International Entity exercisable for International Common Stock and conversion of all securities of the International Entity convertible into International Common Stock).

     (b) ePlanet acknowledges and agrees that it does not currently intend to assume operational control of the International Entity.

4.  Information Rights.
    ------------------

4.1  Delivery of Financial Statements.  The Company shall deliver to each
     --------------------------------
Investor that, together with its affiliates, holds at least 250,000 shares of Registrable Securities:

          (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

          (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

          (c) to the extent that the Company prepares such monthly financial statements, within thirty (30) days after the end of each calendar month, an unaudited profit or loss statement for such month, a statement of cash flows for such month and an unaudited balance sheet as of the end of such month;

          (d) at least thirty (30) days prior to the end of each fiscal year of the Company, a Company operating budget for the next fiscal year; and

          (e) such other information relating to the financial condition, business or corporate affairs of the Company as the Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 4.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

4.2  Inspection.  The Company shall permit each Investor who holds not less than
     ----------
250,000 shares of Registrable Securities, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times during the Company's normal business hours as may be requested by such Investor; provided, however, that the Company shall not be obligated pursuant to this Section 4.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

4.3  Termination of Information and Inspection Covenants.  The covenants set
     ---------------------------------------------------
forth in Sections 4.1 and 4.2 shall terminate as to Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, whichever event shall first occur.

5.  Miscellaneous.
    -------------

5.1  Assignment.  Subject to the provisions of Section 2.12, 3.3, 3.4 and 4.3
     ----------
hereof, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

5.2  Third Parties.  Nothing in this Agreement, express or implied, is intended
     -------------
to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under this Agreement, except as expressly provided herein.

5.3  Subsequent Rights.  If the Company should issue New Securities whose right
     -----------------
of first offer or registration rights are superior, in the good faith judgment of the Company's Board of Directors, to those granted pursuant this Agreement, such right of first offer and registration rights will be granted to the Investors hereunder.

5.4  Governing Law.  This Agreement shall be governed by and construed under the
     -------------
laws of the State of California, without reference to conflicts of laws principles.

5.5  Counterparts.  This Agreement may be executed in two or more counterparts,
     ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.6  Notices.
     -------

          (a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon the respective parties as follows:

          To the Company:     ReleaseNow.com Corporation
                              990 Commercial Street

                              San Carlos, CA  94070

                              Telephone: (650) 508-2400
                              Telecopy: (650) 508-2500
                              Attention: President
          with a copy to:

                              Brobeck, Phleger & Harrison LLP
                              2200 Geng Road
                              Two Embarcadero Place
                              Palo Alto, CA 94303

                              Telephone: (650) 424-0160
                              Telecopy: (650) 496-2725
                              Attention: Warren T. Lazarow, Esq.

          To Investors: At such Investor's address as set forth on the signature page hereto.

          (b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by telex or telecopy (facsimile) with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

          (c) Any party may, by written notice (in accordance with this Section 5.6) to the other, alter its address or respondent.

5.7  Severability.  If one or more provisions of this Agreement are held to be
     ------------
unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement supersedes all prior oral or written agreements relating to the subject matter of this Agreement, including the Prior Rights Agreement.

5.8  Delays or Omissions.  No delay or omission to exercise any right, power or
     -------------------
remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

5.9  Waiver of Right of First Refusal and Anti-Dilution with Respect to Issuance
     ---------------------------------------------------------------------------
of Common Stock.  Each Investor holding a right of first refusal to purchase
---------------
"New Securities" of the Company pursuant to Section 3.1 of the Prior Rights Agreement, by its execution hereof, hereby retroactively waives (for itself, its affiliates, and on behalf of all other such Investors) any rights it may currently have or have had in the past to purchase any portion of the 189,080 shares of the Company's Common Stock issued on January 26, 2000 to a former employee in settlement of a dispute with the Company relating to his claimed equity ownership in the Company. Upon receipt of sufficient signatures hereon to amend the Prior Rights Agreement, this waiver shall be binding upon each holder of a right of first refusal under the Prior Rights Agreement and his, her or its successors and assigns.

In addition, each Investor, by its execution hereof, hereby acknowledges that
Article IV, Section (3)(d)(ii)(E) of the Company's Certificate of Incorporation, as filed with the State of Delaware on December 13, 1999, provides that issuances of securities shall be excluded from the definition of "Additional Stock" upon the written consent of holders of at least (x) seventy percent (70%) of the then outstanding Preferred Stock and (y) fifty percent (50%) of the then outstanding Series D Preferred Stock (without any requirement of an amendment to the Certificate of Incorporation) and further agrees that the issuance of 189,080 shares of the Company's Common Stock on January 26, 2000 to a former employee in settlement of a dispute with the Company relating to his claimed equity ownership in the Company shall be deemed excluded from the definition of "Additional Stock." Each Investor, by its execution hereof, further acknowledges and agrees that, as a consequence of such exclusion, no adjustment to the conversion price for any series of the Company's Preferred Stock shall be made in relation to such issuance. Upon receipt of sufficient signatures hereon to meet the thresholds set forth in the first sentence of this paragraph, this waiver shall be binding upon each holder of Preferred Stock and his, her or its successors and assigns.

5.10  Entire Agreement.  This Agreement, shall supercede and replace any prior
      ----------------
agreement between the Company and holders of its Preferred Stock relating to registration rights for such securities including (i) that certain Investors' Rights Agreement dated as of February 26, 1996; (ii) that certain Amended and Restated Investors' Rights Agreement dated as of November 24, 1996, amending the February 26, 1996 agreement; (iii) that certain Amended and Restated Investors' Rights Agreement dated as of July 25, 1997, amending the November 24, 1996 agreement but mistakenly referring to it as the July 9, 1997 agreement; (iv) that certain Investors' Rights Agreement dated as of July 23, 1998, amending the July 25, 1997 agreement; (v) that certain Amendment No. 1 to Amended and Restated Investors' Rights Agreement dated November 10, 1999; and (vi) that certain Amended and Restated Investors' Rights Agreement dated December 30, 1999 (which is referred to herein as the Prior Rights Agreement).

5.11  Subsequent Closing and Additional Issuances of Preferred Stock.  In the
      --------------------------------------------------------------
event that the Company sells additional shares of its Series F Preferred Stock pursuant to Section 1.3 of the Company's Series F Preferred Stock Purchase Agreement, the purchasers of such additional shares shall be added as parties to this Agreement upon execution of a counterpart signature page hereto without any further action on the part of the Investors.

5.12  Notice of Public Offering and Selling Stockholder. Pursuant to Section 2.3
      -------------------------------------------------
of the Prior Rights Agreement and hereof, the Company is required to provide notice of its intent to consummate a public offering of its Common Stock. The undersigned hereby acknowledge the receipt of such notice. The undersigned further acknowledge and agree that pursuant to Section 2.7 hereof, in the event of the Company's initial public offering, they may be excluded from participating in the offering upon the determination of the managing underwriter. The undersigned hereby acknowledge that the managing underwriter has determined that, except as set forth herein, all Registrable Securities and all other shares carrying registration rights shall be excluded from the offering as a result of market conditions. The undersigned further acknowledge and agree that the managing underwriters have determined that Matthew Klein will be permitted to participate in the offering by selling up to all of his shares, as determined by the managing underwriters, in the over-allotment option, if exercised by the underwriters. No other stockholder will be permitted to participate in the offering.

          IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investor Rights Agreement as of the date first written above.

                                COMPANY:

                                RELEASENOW.COM CORPORATION,
                                a Delaware corporation


                                By:___________________________________________
                                   Michael Maulick, Chief Executive Officer


                 SIGNATURE PAGE TO RELEASENOW.COM CORPORATION
            SERIES F AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

                                   INVESTORS:



                                   By: ___________________________________
                                   Name:__________________________________
                                   Title:_________________________________

                                   Address:


                                   _______________________________________
                                   _______________________________________
                                   _______________________________________

                                   EXHIBIT A
                                   ---------


INVESTORS:
----------


Mark Benning
Atri Chatterjee
Draper Fisher Associates Fund III, L.P.
Draper Fisher Partners, LLC
Graystone Venture Direct Equity, L.P.
Imperial Bank or Imperial Bancorp (warrant)
Matthew Klein
Seth I. Merrin and Anne E. Heyman
Jon Mittelhauser
Gregory Sands
Sevin Rosen Fund V L.P.
Sevin Rosen V Affiliates Fund L.P.
Sevin Rosen Bayless Management Company
SVE Star Ventures Enterprises No. V, a German Civil Law Partnership (with limitation of liability)
SVE Star Ventures Enterprises No. VII, a German Civil Law Partnership (with limitation of liability)
SVM Star Ventures Managementgesellschaft mbH Nr. 3
SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG
SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG Nr. 2 Michael Toy
Jeff Treuhaft
Venture Lending & Leasing, Inc. (warrant)
VLG Investments 1996
CNA Trust, TTEE, FBO Venture Law Group 401 (k), FBO James L. Brock
Thomas Williams
Excelsior Private Equity Fund, II, Inc.
Admirals, L.P.
Seligman Communications and Information Fund, Inc.
Wheatley Partners, L.P.
Wheatley Foreign Partners L.P.
The Merrin Limited Partnership
LAGUNITAS PARTNERS L.P.
GRUBER MCBAINE INTERNATIONAL
Jon & Linda Gruber
JON D GRUBER TTEE FBO JONATHAN WYATT GRUBER
JON D GRUBER TTEE FBO LINDSAY DEROY GRUBER
Michael J. Maulick
Carolyn Rogers
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J. Patterson McBaine
Eric Swergold
Draper Fisher Jurvetson ePlanet Ventures
Scott F. Wilson
Milibank Wilson Capital Partners
John H. Harris and Sharon K. Harris, Trustees of the Harris Family 1998 Trust Comdisco, Inc. (warrant)
Harron Capital RN Investment, LP
Redwood Asset Management, L.P.
Silicon Valley Bancshares
ESOR & CO. c/o Associated Trust Company, N.A.
Maulick Joint Revocable Living Trust Dated October 21, 1996, O. Michael Maulick
 and Mary Therese Maulick, Trustees
Wyon F. Wiegratz, Custodian, Under the Uniform Transfers to Minor's Act f/b/o
 Nathan, David, and Sara Wiegratz
Mark and Jeannette Harris
Brobeck, Phleger & Harrison LLP
Colby Gartin
Alan Wang
Stanley Aks and Fradelle A. Aks, Trustees, and their successors a Trustees, of the Stanley Aks Family Trust, a Trust Agreement executed August 10, 1989, as amended.
Dan Ho
Dan Chase
Diserio Partners L.P.
Winston Diserio Partners L.P.
Diserio Intl. Fund LTD.